EXHIBIT 99.1

Location Based Technologies PocketFinder Wins Gear of the Year Award from PC World Magazine

Thursday January 22, 2009, 6:00 am EST

ANAHEIM, Calif.--(BUSINESS WIRE)--Location Based Technologies (OTCBB:LBAS - News) today announced its PocketFinder® personal locator device and service is one of PC World magazine’s coveted Gear of the Year Award recipients. The award is presented annually to celebrate “the most innovative, interesting products we’ve seen (or are waiting to see) this year.”

Using GPS technology and wireless communications, PocketFinder locator devices allow families to check the location of family members, loved ones, pets and luggage at anytime from almost anywhere via the Internet, telephone or smartphone.

In lauding PocketFinder’s innovative technology, PC World stated: “Just hook one to your cat's collar, a suitcase, or your child's keychain; then log on to the Web or dial a number to find out where they are, within 30 feet of their location. The PocketFinder can tell you how fast your lead-foot teenagers are driving and send you a text message when they enter or leave pre-designated areas (like the school library or the mall). Batteries run for 7 days on a single charge, and you get a text message when the juice is running low.”

Dave Morse, co-president and CEO of Location Based Technologies, commented, “We are deeply honored to have received this award, especially since PC World considers thousands of new electronic products before selecting the 22 they consider truly innovative. We believe PocketFinder devices will validate the magazine’s assessment when we release the product this quarter.”

The PocketFinder family of products uses advanced technology to help families stay connected. As the smallest known single-board GSM/GPS device, it fits easily into a pocket, purse or backpack and can be accessed via the Internet, cell phone or landline to show the device’s exact location in real time. The devices also include advanced features such as allowing users to designate customizable alert areas as electronic “fences” to notify them when a family member or pet enters or leaves a specified area. The devices can even track vehicle speeds to encourage safe driving decisions.

PocketFinder has succeeded in integrating its innovative service into both the iPhone (NASDAQ:AAPL) and Google (NASDAQ:GOOG - News) Android platforms, permitting any authorized family member to locate any PocketFinder-enabled smartphone.

The Apple iPhone-based Mobile PocketFinder service is available for a one time user fee of $24.95. It can be downloaded from Apple’s iTune’s AppStore. Mobile PocketFinder’s application for Google’s Android-based G1 (sold exclusively by T-Mobile (NYSE:DT)) is available to download from the Android Market at www.android.com/market.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the lives of families globally. The company is headquartered in Anaheim, Calif. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:
Location Based Technologies
David Morse, 800-615-0869
dave@pocketfinder.com
or
Daly-Swartz PR for Location Based Technologies
Jeffrey Swartz, 949-470-0075
jeffreyswartz@dsprel.com
or
Northstar Investments
Glenn Busch, Investor Relations, 714-310-8641
glenn@pocketfinder.com